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	EXHIBIT 12

IMC Global Inc.
Computation of Ratio of Earnings to Fixed Charges

                                  Years Ended December 31,
                    --------------------------------------------------
                      1997       1996       1995       1994      1993
                    -------    -------    -------    -------   -------
Fixed charges:
Interest charges    $  40.2    $  43.6    $  57.8    $  69.4   $  70.1
Rent expense            6.0        5.8        5.0        4.7       4.4
                    -------    -------    -------    -------   -------
Total fixed charges $  46.2    $  49.4    $  62.8    $  74.1   $  74.5
                    =======    =======    =======    =======   =======
Earnings:

Net earnings (loss) $  62.9    $ 127.1    $ 215.5    $ 113.9   $(151.1)
Extraordinary charge   24.9        8.1        3.5        4.4      25.2
Earnings from discontinued
 operations           (18.0)     (13.5)     (23.8)     (24.4)    (18.9)
Cumulative effect of
accounting change       -          -          -          5.9       -
Provision (credit) for
income taxes           30.4       81.3      112.7       81.1     (88.1)
Minority interest     124.4      185.7      163.6      106.8       5.3
Interest charges       40.2       43.6       57.8       69.4      70.1
Rent expense            6.0        5.8        5.0        4.7       4.4
                    -------    -------    -------    -------   -------
Total earnings
 (loss)             $ 270.8    $ 438.1    $ 534.3    $ 361.8   $(153.1)
                    =======    =======    =======    =======   =======

Ratio of earnings (loss)
to fixed charges       5.86       8.87       8.51       4.88     (2.06)

Adjusted ratio of
 earnings to
 fixed charges(1)      9.84      10.59       8.51       4.88      0.21

(1)	The adjusted ratio of earnings to fixed charges for the year ended
December 31, 1997 excludes a charge of $183.7 million relating to the write down of the historical carrying value of the Company's
25 percent interest in Main Pass 299. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1996 excludes a charge of $84.9 million relating to the merger of The
Vigoro Corporation into a wholly-owned subsidiary of the Company.
The adjusted ratio of earnings to fixed charges for the year ended December 31,1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitroparaffins plant in Sterlington, Louisiana.